Allen Matkins Leck Gamble & Mallory LLP
                      1901 Avenue of the Stars, Suite 1800
                            Los Angeles, California

                                                                    EXHIBIT 5.1


         OPINION AND CONSENT OF ALLEN MATKINS LECK GAMBLE & MALLORY LLP


                               September 28, 2001



Anworth Mortgage Asset Corporation
1299 Ocean Avenue, Suite 200
Santa Monica, California 90401

          Re: Anworth Mortgage Asset Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Anworth Mortgage Asset Corporation (the "Company") with the Securities and Exchange Commission on or about September 28, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 600,000 shares of the Company's Common Stock reserved for issuance under the Company's 1997 Stock Option and Awards Plan (the "Stock Option Plan").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

     Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that, when issued and sold in the manner referred to in the Stock Option Plan and pursuant to the agreements which accompany the Stock Option Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     With respect to the opinion set forth above, we have relied upon the opinion of Piper Marbury Rudnick & Wolfe LLP, dated September 28, 2001, a copy of which has been delivered to you, as to matters of Maryland law.

     We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the substantive laws of the State of California. Furthermore, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                          Very truly yours,


                          ALLEN MATKINS LECK GAMBLE & MALLORY LLP